Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-208175 on Form S-3 of our reports dated March 16, 2015, relating to the financial statements and financial statement schedule of GAIN Capital Holdings, Inc., and the effectiveness of GAIN Capital Holdings, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of GAIN Capital Holdings, Inc. for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

January 25, 2016